Press Release                      FOR IMMEDIATE RELEASE
                                   ---------------------
                                   Contact:  Thomas J. Noe, Investor Relations
                                   Telephone: (513) 870-3530




                 PEOPLES COMMUNITY BANCORP, INC.
           COMPLETES AMERICAN STATE BANK ACQUISITION


     Cincinnati, Ohio - (June 14, 2005) Jerry D. Williams, President and Chief Executive Officer of Peoples Community Bancorp, Inc., announced today that Peoples completed its acquisition of American State Corporation and its wholly-owned subsidiary, American State Bank, effective June 10, 2005. This transaction will increase Peoples' assets by approximately $66 million and add three full service offices serving the Lawrenceburg and Aurora, Indiana areas.

     On March 2, 2005, shareholders of American State approved the Agreement and Plan of Merger which provided for the merger of American State Corporation with and into a wholly-owned subsidiary of Peoples Community Bank and, thereafter, the dissolution of American State Corporation, resulting in American State Bank becoming a wholly-owned subsidiary of Peoples Community Bank followed by a merger into Peoples Community Bank.

     A notice and letter of transmittal will be delivered to former shareholders of American State Corporation advising them of the effective date of the merger and procedures for exchanging their stock certificates for $4.79 in cash. Peoples anticipates mailing such notice and letter of transmittal the week of June 13th.

     The shares of Peoples Community Bancorp, Inc. are traded on the NASDAQ National Market System under the symbol "PCBI".

     The Boards of Directors, Officers and Employees of Peoples and American State express their gratitude for the overwhelming support for the transaction, pledge their best efforts toward the opportunities ahead, and look forward to serving the needs of their customers and stockholders.

     Founded in 1889, Peoples Community Bank is a community and customer oriented federally chartered savings bank. Following the acquisition, Peoples Community Bank will operate sixteen full service offices in Warren, Butler and Hamilton Counties, Ohio and Dearborn County, Indiana.





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